Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors

New Source Energy Partners L.P.

Oklahoma City, Oklahoma

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of New Source Energy Partners L.P., to be filed with the United States Securities and Exchange Commission on or about April 4, 2014, of our estimates of reserves contained in our report entitled “New Source Energy Partners Limited Partnership Estimated Reserves and Income as of December 31, 2013.” We also hereby consent to all references to Ralph E. Davis Associates, Inc. as the independent petroleum engineering firm included in the Registration Statement.

Yours truly,

RALPH E. DAVIS ASSOCIATES, INC.

By:	/s/ Allen C. Barron
Allen C. Barron, P.E. President

Houston, Texas

April 8, 2014